Exhibit 99.1

Kiora Pharmaceuticals Adjourns Special Meeting of Stockholders to September 27

Encinitas, CA – September 1, 2023 -- Kiora Pharmaceuticals, Inc. (NASDAQ: KPRX) (“Kiora” or the “Company”) announced that the Company’s Special Meeting of Stockholders (the “Special Meeting”) held on August 31, 2023 at 9:00 a.m. Pacific Time was convened and adjourned, without any business being conducted, due to lack of the required quorum.

A quorum consists of one third of the voting power of the outstanding shares of the Company entitled to vote generally in the election of directors. There were fewer than one third of the voting power of outstanding shares entitled to vote present, either in person or by proxy at the meeting. The Special Meeting therefore had no quorum, and the meeting was adjourned to 8:30 a.m. Pacific Time on Wednesday, September 27, 2023 at the offices of the Company at 332 Encinitas Blvd., Suite 102, Encinitas, CA 92024 to allow additional time for the Company’s stockholders to vote on the proposals set forth in the Company’s definitive proxy statement filed with the United States Securities and Exchange Commission (the “SEC”) on July 21, 2023.

During the current adjournment, the Company expects to continue to solicit votes from its stockholders with respect to the proposals set forth in the Company’s proxy statement. The Company has engaged a proxy solicitor, Alliance Advisors, to assist management with obtaining adequate votes to achieve the required quorum.

Only stockholders of record, as of the record date, July 18, 2023, are entitled to and are being requested to vote. At the time the Special Meeting was adjourned, proxies had been submitted by stockholders representing approximately 23% of the shares of the Company’s common stock outstanding and entitled to vote at the Special Meeting. Proxies previously submitted in respect of the Special Meeting will be voted at the adjourned Special Meeting unless properly revoked, and stockholders who have previously submitted a proxy or otherwise voted need not take any action.

The Company encourages all stockholders of record on July 18, 2023, who have not yet voted, to do so by September 26, 2023 at 11:59 p.m. (Eastern Time). Stockholders who have any questions or require any assistance with completing a proxy or voting instruction form or who do not have the required materials, may contact Alliance Advisors, using the following contact information 200 Broadacres Drive, 3rd Fl., Bloomfield, NJ 07003, Telephone: Toll Free: 1-888-596-1905 and Outside North America: 1-973-873-7700 Email: kprx@allianceadvisorsllc.com.

If the number of additional shares of common stock voted at the adjourned Special Meeting is not sufficient to reach a quorum, the Company may seek to adjourn the Special Meeting again, which will require the Company to incur additional costs.

About Kiora Pharmaceuticals

Kiora Pharmaceuticals is a clinical-stage biotechnology company developing and commercializing products for the treatment of orphan retinal diseases. KIO-301 is being developed for the treatment of Retinitis Pigmentosa, and Kiora also plans to develop KIO-301 for Choroideremia and Stargardt’s Disease. It is a molecular photoswitch that has the potential to restore vision in patients with inherited and/or age-related retinal degeneration. Kiora plans to develop KIO-104 for the treatment of posterior non-infectious uveitis. It is a next-generation, non-steroidal, immuno-modulatory and small molecule inhibitor of Dihydroorotate Dehydrogenase (DHODH) with what Kiora believes is best-in-class picomolar potency and a validated immune modulating mechanism (blocks T cell proliferation and proinflammatory cytokine release).

In addition to news releases and SEC filings, we expect to post information on our website, www.kiorapharma.com, and social media accounts that could be relevant to investors. We encourage investors to follow us on Twitter and LinkedIn as well as to visit our website and/or subscribe to email alerts.

Forward-Looking Statements

Some of the statements in this press release are "forward-looking" and are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These "forward-looking" statements include statements relating to, among other things, the development and commercialization efforts and other regulatory or marketing approval efforts pertaining to Kiora's development-stage products, including KIO-301 and KIO-104, as well as the success thereof, with such approvals or success may not be obtained or achieved on a timely basis or at all, and Kiora’s ability to reach a quorum at the adjourned Special Meeting. These statements involve risks and uncertainties that may cause results to differ materially from the statements set forth in this press release, including, among other things, the ability to conduct clinical trials on a timely basis, the ability to obtain any required regulatory approvals, market and other conditions and certain risk factors described under the heading "Risk Factors" contained in Kiora's Annual Report on Form 10-K filed with the SEC on March 23, 2023, or described in Kiora's other public filings. Kiora's results may also be affected by factors of which Kiora is not currently aware. The forward-looking statements in this press release speak only as of the date of this press release. Kiora expressly disclaims any obligation or undertaking to release publicly any updates or revisions to such statements to reflect any change in its expectations with regard thereto or any changes in the events, conditions, or circumstances on which any such statement is based, except as required by law.

Contact
investors@kiorapharma.com